                                                                     EXHIBIT 2.5

                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              CP Clare Corporation
                                    as Buyer

                     Clare Micronix Integrated Systems, Inc.
                                  as Buyer Sub

                        Micronix Integrated Systems, Inc.
                                   as Company

                           Dennis Cocco, individually

                                       and

                    the Principal Stockholders of the Company



                                  July 6, 1998

                   AGREEMENT AND PLAN OF MERGER

                               INDEX

                                                                            Page

SECTION 1. MERGER..............................................................1
     1.1   The Merger..........................................................1
     1.2   Signing of Agreement................................................1
     1.3   Effective Time; Closing.............................................2
     1.4   Articles of Incorporation...........................................2
     1.5   By-laws.............................................................2
     1.6   Directors and Officers..............................................2
     1.7   Effect on Securities of the Company.................................2
     1.8   Effect on Securities of Buyer Sub...................................3
     1.9   Manner of Payment...................................................3
     1.10  Issuance of Options.................................................3

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
           MANAGEMENT .........................................................4
     2.1   Making of Representations and Warranties............................4
     2.2   Organization and Qualifications of the Company......................4
     2.3   Capital Stock of the Company; Beneficial Ownership..................5
     2.4   Subsidiaries........................................................5
     2.5   Authority of the Company............................................5
     2.6   Real and Personal Property..........................................6
     2.7   Financial Statements................................................8
     2.8   Taxes...............................................................9
     2.9   Collectibility of Accounts Receivable..............................10
     2.10  Inventories........................................................10
     2.11  Absence of Certain Changes.........................................10
     2.12  Ordinary Course....................................................12
     2.13  Banking Relations..................................................12
     2.14  Intellectual Property..............................................12
     2.15  Contracts..........................................................14
     2.16  Litigation.........................................................15
     2.17  Compliance with Laws...............................................15
     2.18  Insurance..........................................................15
     2.19  Warranty or Other Claims...........................................15
     2.20  Powers of Attorney.................................................16
     2.21  Finder's Fee.......................................................16
     2.22  Permits; Burdensome Judgments, etc.................................16
     2.23  Corporate Records; Copies of Documents.............................16
     2.24  Transactions with Interested Persons...............................16
     2.25  Employee Benefit Programs..........................................16
     2.26  Environmental Matters..............................................18
     2.27  List of Directors and Officers.....................................20

     2.28  Disclosure.........................................................20
     2.29  Non-Foreign Status.................................................20
     2.30  Backlog............................................................20
     2.31  Employees; Labor Matters...........................................20
     2.32  Customers, Distributors and Suppliers..............................21
     2.33  Transfer of Shares.................................................21
     2.34  Stock Repurchase...................................................21

SECTION 3. INTENTIONALLY OMITTED..............................................21

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER............................21

     4.1   Making of Representations and Warranties...........................21
     4.2   Organization of Buyer and Buyer Sub................................22
     4.3   Authority of Buyer and Buyer Sub...................................22
     4.4   Litigation.........................................................22
     4.5   Finder's Fee.......................................................23
     4.6   Option Shares......................................................23

SECTION 5. CONDITIONS.........................................................23
     5.1   Conditions to the Obligations of Buyer and Buyer Sub...............23
     5.2   Conditions to Obligations of the Company, the Principal
            Stockholders and Dennis Cocco.....................................26

SECTION 6. TERMINATION OF AGREEMENT...........................................27
     6.1   Termination........................................................27
     6.2   Failure to Merge...................................................27
     6.3   Effect of Termination..............................................27

SECTION 7. RIGHTS AND OBLIGATIONS SUBSEQUENT TO AGREEMENT DATE
           AND CLOSING........................................................27

     7.1   Conduct of Business................................................27
     7.2   Survival of Representations and Warranties.........................27
     7.3   Repayment of Promissory Notes......................................28
     7.4   Benefits to Company Employees......................................28
     7.5   Tax Returns........................................................28
     7.6   Further Assurances.................................................29

SECTION 8. INDEMNIFICATION....................................................29
     8.1   Indemnification by the Cocco Entities..............................29
     8.2   Limitations on Indemnification by the Cocco Entities...............29
     8.3   Indemnification by Buyer...........................................30
     8.4   Limitation on Indemnification by Buyer.............................30
     8.5   Indemnification by Dave Adams......................................31
     8.6   Notice; Defense of Claims..........................................31
     8.7   Satisfaction of Cocco Entities Indemnification Obligations.........32

SECTION 9. MISCELLANEOUS....................,,................................32
     9.1   Fees and Expenses..................................................32
     9.2   Governing Law......................................................33
     9.3   Notices............................................................33
     9.4   Entire Agreement...................................................34
     9.5   Assignability; Binding Effect......................................34
     9.6   Captions and Gender................................................35
     9.7   Execution in Counterparts..........................................35
     9.8   Amendments.........................................................35
     9.9   Publicity and Disclosures..........................................35
     9.10  Consent to Jurisdiction............................................35
     9.11  Specific Performance...............................................35

                   AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement") entered into as of July 6, 1998 by and among CP Clare Corporation, a Massachusetts corporation ("Buyer"), Clare Micronix Integrated Systems, Inc., a California corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub"), Micronix Integrated Systems, Inc. a California corporation (the "Company"), Dennis Cocco and Jill Cocco, as trustees of the Cocco Family Trust (the "Cocco Trust"), Cocco Investments, LLC, a Nevada limited liability company (the "Cocco LLC"), and Dave Adams (each a stockholder of the Company and, collectively, herein referred to as the "Principal Stockholders" and individually as a "Principal Stockholder"; the Principal Stockholders and said other stockholders of the Company being herein collectively referred to as the "Stockholders" and individually as a "Stockholder"). The Cocco Trust, the Cocco LLC and Jill Cocco and Dennis Cocco, individually, are, collectively with any entity (other than the Saint Anne School) to which the Cocco Trust has, since June 1, 1998, transferred shares of the Company, hereinafter referred to as the "Cocco Entities."


                        W I T N E S S E T H

     WHEREAS, the outstanding capital stock of the Company consists of 14,549,138 shares of the Company's Common Stock, no par value per share (said shares being referred to herein as the "Company Shares"); and

     WHEREAS, Buyer wishes to acquire the Company by means of a reverse merger of Buyer Sub with and into the Company.

     NOW, THEREFORE, in order to consummate said transaction and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:


SECT65535ON 1. MERGER.

     1.1 THE MERGER. On the Merger Effective Date and at the Effective Time (as such terms are defined in Section 1.3), Buyer Sub shall be merged with and into the Company in accordance with this Agreement and the separate existence of Buyer Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and the name of the Surviving Corporation shall be "Clare Micronix Integrated Systems, Inc." The Merger shall have the effects specified in Section 1107 of the California General Corporation Law ("CGCL").

     1.2 SIGNING OF AGREEMENT. The execution of this Agreement, and all other documents contemplated by this Agreement, shall occur at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109 at 10:00 a.m. on the date hereof (the "Agreement Date").

     1.3 EFFECTIVE TIME; CLOSING. The parties hereto shall cause an Agreement of Merger (in the form attached hereto as EXHIBIT K), with all necessary certificates, satisfying the requirements of Section 1101 of the CGCL to be properly executed, verified and delivered for filing in accordance with Section 1103 of the CGCL on the Agreement Date. The Merger shall become effective on the date (the "Merger Effective Date") such Agreement of Merger is filed with the Secretary of State of California in accordance with Section 1103 of the CGCL. The time at which the Merger becomes effective on the Merger Effective Date is hereinafter referred to as the "Effective Time." The closing of the Merger (herein called the "Closing") shall occur on the date the parties receive notification from the Secretary of State of California that such Agreement of Merger has been accepted for recording or filing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." In the event the Merger Effective Date is earlier than the Closing Date, the Merger Consideration shall be deemed to have been paid and the options to be issued pursuant to Section
1.10 shall be deemed to have been issued on the Merger Effective Date.

     1.4 ARTICLES OF INCORPORATION. From and after the Effective Time, the Articles of Incorporation of Buyer Sub, as in effect immediately prior to the Effective Time and as attached hereto as EXHIBIT A, shall be and become the Articles of Incorporation of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with California law.

     1.5 BY-LAWS. The By-laws of Buyer Sub, as in effect immediately prior to the Effective Time and as attached hereto as EXHIBIT B, shall be the By-laws of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with California law.

     1.6 DIRECTORS AND OFFICERS. The directors and officers of Buyer Sub holding office on the Merger Effective Date shall, from and after the Merger Effective Date, be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation or By-laws.

     1.7  EFFECT ON SECURITIES OF THE COMPANY.

          (a) At the Effective Time, each Company Share outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, Buyer Sub or the holders of any of the securities of either entity, be converted into the right to receive a cash payment on the Closing Date equal to the quotient obtained by dividing fifteen million eight hundred thousand dollars ($15,800,000) by the number of Company Shares (the "Merger Consideration") which number of Company Shares and the holders thereof shall be certified to Buyer by the Company and the Management (as such term is defined in Section 2.1) as of the Agreement Date and as of the Merger Effective Date. The Stockholders of the Company, and the portion of the Merger Consideration to be received by each, are set forth on EXHIBIT C attached hereto.

          (b) At the Effective Time, as a result of the Merger and without any action on the part of the holder thereof, the Company Shares outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate representing the Company Shares shall thereafter cease to have any rights with respect to such Company Shares except the right to receive, without interest, the Merger Consideration.

          (c) Notwithstanding paragraph (a) or (b) above, no holder of Company Shares who shall have validly exercised his or her right to dissent from the Merger with respect to any Company Shares (such person, a "Dissenter"), as provided by California law, shall receive any portion of the Merger Consideration with respect to such Company Shares. Each Dissenter shall receive the amount awarded or otherwise payable to such Dissenter in accordance with California law.

          (d) Each outstanding option to purchase shares of the Company's Common Stock shall be either exercised for shares of the Company's Common Stock (and such shares are included in the Company Shares) or be canceled prior to the Agreement Date. The provisions in any plan, program or arrangement providing for the issuance or grant of any interest in respect of the Company Shares shall be canceled as of the Effective Time.

     1.8 EFFECT ON SECURITIES OF BUYER SUB. At the Effective Time, each share of Buyer Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Buyer Sub or the holder of such shares, be converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     1.9 MANNER OF PAYMENT. On the Closing Date, Buyer shall pay or cause to be paid to each Stockholder, by wire transfer of immediately available funds or by a check issued by Buyer, the portion of the Merger Consideration set forth opposite such Stockholder's name on EXHIBIT C attached hereto.

     1.10 ISSUANCE OF OPTIONS. As of the Merger Effective Date, Buyer will award to the employees of the Company options to purchase an aggregate of 500,000 shares of Buyer's common stock, par value $.01 per share. Such options shall be delivered by Buyer on the Closing Date and shall be allocated among such employees as set forth in EXHIBIT D hereto. The options shall qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall be issued under the CP Clare Corporation 1995 Stock Option and Incentive Plan (the "Plan"); PROVIDED, HOWEVER, that if any such employee cannot lawfully receive incentive stock options to purchase such employee's full allotment of Buyer's common stock, such employee shall receive incentive stock options under the Plan only to the extent permitted by law and all other options awarded to such employee shall be non-qualified options (which term shall mean any option which does not qualify as an incentive stock option under the Code) and shall be approved in advance by Buyer's Board of Directors. Such non-qualified options shall incorporate the terms and conditions of the Plan and shall otherwise be in a form mutually agreed to by Buyer and such employee. All options granted pursuant to this Section 1.10 shall have a 10 year term, shall vest cumulatively in equal yearly installments over a 5 year period and be priced at the fair market value of Buyer's common stock, par value $.01 per share, on the date of grant. Any employee of the Company who receives options pursuant to this Section 1.10 shall execute, prior to the Agreement Date, a release of all claims against the Company and the Principal Stockholders in a form reasonably acceptable to Buyer.

SECT65535ON 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
          THE MANAGEMENT.

     2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer and Buyer Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Company and each of Dennis Cocco and Dave Adams (Dennis Cocco and Dave Adams being herein referred to as the "Management") jointly and severally hereby make to Buyer and Buyer Sub the representations and warranties contained in this Section 2 effective as of the Agreement Date and as of the Merger Effective Date; PROVIDED, HOWEVER, that (i) Management shall not have any right of indemnity or contribution from the Company with respect to any breach of representation or warranty hereunder and (ii) the Stockholder warranties in
Section 2.3(b) are only made severally by each Principal Stockholder with respect to the shares owned by such Principal Stockholder and by the Company with respect to the shares owned by any other Stockholder. Statements made to the knowledge of the Management refers to matters of which the Management should have been aware in connection with the discharge of their duties in the management of the Company.

     2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of California with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Articles of Incorporation as amended to date, certified by the California Secretary of State, and of the Company's by-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered or made available to Buyer's counsel, are complete and correct, and no amendments thereto are pending except for amendments contemplated by this Agreement. The Company is not in violation of any term of its Articles of Incorporation or By-laws. All actions of the Board of Directors of the Company have been duly and validly taken or duly and validly ratified. The Company is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction except such jurisdictions where failure to so qualify would not have a material adverse effect on the Company.

     2.3  CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP.

          (a)  The authorized capital stock of the Company consists of
100,000,000
shares of Common Stock, no par value per share, of which 14,549,138 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 85,450,862 shares are authorized but unissued. None of the Company's capital stock has been issued in violation of any federal or state law. Except as set forth in the SCHEDULE 2.3(a) attached hereto, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company or, to the knowledge of the Management, any of the Stockholders is a party.

          (b) Each of the Stockholders owns beneficially and of record the Company Shares set forth opposite such Stockholder's name on EXHIBIT C hereto free and clear of any liens, restrictions or encumbrances. The Company Shares set forth on EXHIBIT C constitute all of the issued and outstanding securities of the Company.

          (c) Except as disclosed on SCHEDULE 2.3(c) hereof, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company.

          (d) The Stock Confirmation, Stock Purchase and Mutual General Release Agreements entered into by and among the Company, Dennis Cocco and each Stockholder and such Stockholder's spouse were duly executed and constitute the valid and binding obligation of the Company, each in accordance with its terms.

     2.4 SUBSIDIARIES. The Company's subsidiaries and investments in any other corporation or business organization are listed in SCHEDULE 2.4 (collectively, the "Subsidiaries" or individually, a "Subsidiary"). There are no material liabilities of the Company in connection with any Subsidiaries.

     2.5 AUTHORITY OF THE COMPANY. The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and no other action on the part of the Company or the Stockholders is required in connection therewith.

     This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

               (i) does not and will not violate any provision of the Articles of Incorporation or by-laws of the Company;

               (ii) except as set forth in SCHEDULE 2.5, does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except for filings to be made and identified in this Agreement or where such violation or the failure to obtain such approval, consent or waiver or make such filing will not have a material adverse effect on the Company; and

               (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or the Company Shares, except as specifically identified on SCHEDULE 2.5 or where such breach, default, acceleration, right of termination, creation or imposition will not have a material adverse effect on the Company.

     2.6  REAL AND PERSONAL PROPERTY.

          (a) REAL PROPERTY. The Company does not own any real property. All of the real property leased by the Company is identified on SCHEDULE 2.6(a) (herein referred to as the "Leased Real Property").

               (i) TITLE. The Company has good, clear, record and marketable title to enforceable leasehold interests in the Leased Real Property, in each case free and clear of all easements, covenants, restrictions, leases, mortgages, liens, assessments, claims, rights, judgments, encroachments or other matters affecting title (collectively, "Encumbrances"), other than:

               (x) easements, covenants, restrictions and similar encumbrances that do not and could not materially interfere with the use of the real property as currently used and improved, and

               (y) minor encroachments that do not and could not materially adversely affect the value or use of the real property as currently used and improved and that could be removed without material cost

     ((x) and (y) are collectively referred to as "Permitted Encumbrances"), subject only to the right of reversion of the Lessor, except as set forth in SCHEDULE 2.6(a).

               (ii) STATUS OF LEASES. All leases of Leased Real Property are identified on SCHEDULE 2.6(a), and true and complete copies thereof have been delivered or made available to Buyer. Except as set forth on SCHEDULE 2.6(a), each of said leases has been duly authorized and executed by the Company and is in full force and effect. The Company is not in default under any of said leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the knowledge of the Management, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

               (iii)CONDITION OF LEASED REAL PROPERTY. Except as set forth in
     SCHEDULE 2.6(a), to the knowledge of the Management, (a) there are no material defects in the physical condition of any buildings or improvements constituting part of the Leased Real Property and (b) all such buildings and improvements are in good operating condition and repair, have been well maintained. To the knowledge of the Management, none of the Leased Real Property is located in an area designated by any governmental authority as being within a flood plain or subject to special flood or other hazards. Access to the Leased Real Property is by a public way or public street.

               (iv) COMPLIANCE WITH THE LAW. The Company has not received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any Leased Real Property that has not been heretofore corrected and, to the knowledge of the Management, no such violation exists which could have an adverse affect on the operation or value of any Leased Real Property. All improvements located on or constituting part of the Leased Real Property and their use and operation by the Company to the knowledge of the Management, were and are now in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, except as set forth in SCHEDULE 2.6(a). The Company has not received any notice of any real estate tax deficiency or assessment or, except as set forth on SCHEDULE 2.6(a), is aware of any proposed deficiency, claim or assessment with respect to any of the Leased Real Property, or any pending or threatened condemnation thereof.

          (b) PERSONAL PROPERTY. Except as specifically disclosed in the Base Balance Sheet (as hereinafter defined), the Company has good and marketable title to all of its personal property. SCHEDULE 2.6(b) specifically identifies any of such personal property or assets that are subject to a capital lease. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in said Schedule or in the Base Balance Sheet. The Base Balance Sheet reflects all personal property of the Company, excluding items written down as obsolete or diminimus items. Except as otherwise specified in SCHEDULE 2.6(b) hereto, all material leasehold improvements, furnishings, machinery and equipment of the Company (except for furnishings, machinery and equipment that are obsolete or have been written off by the Company) are in good repair, have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order other than latent defects which are not reasonably capable of detection during normal operation of such machinery and equipment.

     2.7  FINANCIAL STATEMENTS.

          (a) The Company has previously delivered or made available to Buyer the following financial statements, copies of which are attached hereto as
SCHEDULE 2.7:

               (i) Consolidated and consolidating balance sheet of the Company for its fiscal year ending on June 30, 1997 and a statement of income, retained earnings and cash flows for the year then ended, of which the consolidated statement is certified by the President of the Company.

               (ii) Consolidated and consolidating balance sheets of the Company as of September 30, 1997, December 31, 1997 and May 31, 1998 (the consolidated and consolidating balance sheet as of May 31, 1998 herein referred to as the "Base Balance Sheet") and statements of income, retained earnings and cash flows for the period then ended, certified by the Company's President.

     Except as set forth on SCHEDULE 2.7, said financial statements have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby (except that no footnotes to such financial statements have been prepared), are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby.

          (b) Except as set forth on SCHEDULE 2.7, as of the date of the Base Balance Sheet, the Company had no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet, or reflected in Schedules furnished to Buyer hereunder as of the date hereof or immaterial liabilities incurred in the ordinary course of business of the Company which are not required to be reflected in the Base Balance Sheet or the notes thereto under generally accepted accounting principles.

          (c) Except as set forth on SCHEDULE 2.7, as of the date hereof, the Company does not have any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in Schedules furnished to Buyer hereunder on the date hereof, or (iii) incurred in the ordinary course of business of the Company consistent with the terms of this Agreement.

     2.8  TAXES.

          (a) Except as set forth in SCHEDULE 2.8 attached hereto, the Company has paid or caused to be paid or provided for (including amounts accrued or reflected on the Base Balance Sheet) all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it, including any increase in an amount owed due to the unavailability of any loss or deduction claimed by the Company (collectively, "Taxes"), required to be paid or provided for by it through the date hereof whether disputed or not.

          (b) Except as set forth on SCHEDULE 2.8, the Company has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A list of all federal and state income tax returns filed with respect to the Company for taxable periods ended on or after June 30, 1992 is set forth in SCHEDULE 2.8 attached hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of the Company ended on or after June 30, 1992, the Company has delivered or made available to Buyer correct and complete copies of all federal and state income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company.

          (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the Management, threatening to assert against the Company any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. Except as set forth in SCHEDULE 2.8, the Company has never entered into a closing agreement pursuant to Section 7121 of the Code.

          (d) The Company has not been notified by any tax authority that any audit of a tax return filed by the Company is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

          (e) The Company has never been (or has ever had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). The Company has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. The Company is not a party to any tax sharing agreement.

          (f) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

     2.9 COLLECTIBILITY OF ACCOUNTS RECEIVABLE. All of the material accounts receivable of the Company shown or reflected on the Base Balance Sheet or existing at the date hereof (less the reserve for bad debts set forth on the Base Balance Sheet) are or will be at the Closing valid and legally enforceable claims, fully collectible and subject to no set off or counterclaim. The Company has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or from any director, officer or employee of the Company, and all accounts and loans receivable from any such person, firm or corporation shall be paid in cash prior to or simultaneously with the Closing.

     2.10 INVENTORIES. Except as disclosed in SCHEDULE 2.10, the inventories of the Company shown on the Base Balance Sheet or existing on the date hereof reflect write-downs to realizable values in the case of items which are below standard quality or have become obsolete or unsaleable through regular distribution channels in the ordinary course of the business of the Company. The values of the inventories stated in the Base Balance Sheet and any subsequent financial statements of the Company reflect the normal inventory valuation policies of the Company and were determined at the lower of cost or market in accordance with generally accepted accounting principles, practices and methods consistently applied. Purchase commitments for raw materials and parts are not in excess of the Company's past practice and none are at prices materially in excess of current market prices. Except as set forth in SCHEDULE 2.10, all inventory items are located on the Leased Real Property. Except as set forth in
SCHEDULE 2.10, since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales or dispositions in the ordinary course of business at profit margins consistent with the experience of the Company during the nine month period ended March 31, 1998, and all sales commitments for the products of the Company are at prices not less than inventory values plus selling expenses and said profit margins.

     2.11 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 2.11 attached hereto, since the date of the Base Balance Sheet there has not been:

          (a) Any change in the financial condition, properties, assets, liabilities, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company;

          (b) Any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or intentional or written waiver of any material right of, the Company;

          (c) Any mortgage, encumbrance or lien placed on any of the properties of the Company which remains in existence on the date hereof or will remain on the Closing Date;

          (d) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the business of the Company since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that asserted product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

          (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business;

          (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company, taken as a whole;

          (g) Any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

          (h) Any labor trouble or claim of unfair labor practices involving the Company; any change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

          (i) Any change with respect to the officers or management of the Company, except as set forth on SCHEDULE 2.11;

          (j) Any payment or discharge of a material lien or liability of the Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter, except as required by the terms of this Agreement;

          (k) Any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

          (l) Any change in accounting methods or practices, credit practices or collection policies used by the Company;

          (m) Any other transaction entered into by the Company other than transactions in the ordinary course of business; or

          (n) Any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through
(m) above.

     2.12 ORDINARY COURSE. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course and consistently with its prior practices, except as described in SCHEDULE 2.12.

     2.13 BANKING RELATIONS. All of the arrangements which the Company has with any banking institution are accurately described in SCHEDULE 2.13 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, direct debit charges, fund transfers, etc.) and the person or persons authorized in respect thereof.

     2.14 INTELLECTUAL PROPERTY.

          (a) The Company has no registered patents, copyrights or trademarks and no applications for such rights are pending. Except as described in SCHEDULE 2.14, the Company has ownership of, or license to use, all copyright, trade secret, trademark, or other proprietary rights (collectively, "Intellectual Property") used or to be used in the business of the Company as presently conducted or contemplated. There are no asserted claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of the Management, threatened, which challenge the rights of the Company in respect thereof. Except as set forth on SCHEDULE 2.14, the Company has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted or contemplated.

          (b) All trademarks and copyrights which are owned by or licensed to the Company or used or to be used by the Company in its business as presently conducted or contemplated, and all other items of Intellectual Property which are material to the business or operations of the Company, are listed in
SCHEDULE 2.14.

          (c) All material licenses or other agreements under which the Company is granted rights in Intellectual Property are listed in SCHEDULE 2.14. All said licenses or other agreements are in full force and effect, there is no material default by the Company or, to the knowledge of the Management, by any other party thereto, and, except as set forth on SCHEDULE 2.14, all of the rights of the Company thereunder are freely assignable. To the knowledge of the Management, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided or made available to Buyer.

          (d) All licenses or other agreements under which the Company has granted rights to others in Intellectual Property owned or licensed by the Company are listed in SCHEDULE 2.14. All of said licenses or other agreements are in full force and effect, there is no material default by the Company or, to the knowledge of the Management, any other party thereto, and, except as set forth on SCHEDULE 2.14, all of the rights of Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided or made available to Buyer.

          (e) The Company has required all professional and technical employees and other employees having access to valuable non-public information of Company, to execute agreements under which such employees are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of Company. The Company has not made any such information available to any person other than employees of Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Management has no knowledge of any infringement by others of any Intellectual Property rights of the Company.

          (f) To the knowledge of the Management, the present and contemplated business, activities and products of the Company do not infringe upon any Intellectual Property of any other person. No proceeding charging the Company with infringement of any adversely held patent, copyrights, trade secret, trademark or other proprietary right has been filed or, to the knowledge of the Management, is threatened to be filed. The Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Company. Except as set forth in SCHEDULE 2.14, neither the Company nor, to the knowledge of the Management, any of its employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities relating to the business of the Company. The activities of its employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.

     2.15 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.15 (true and complete copies of which have been delivered or made available to Buyer), the Company is not a party to or subject to:

          (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

          (b) any employment contract or contract for services which requires the payment of more than $50,000 annually or which is not terminable within 30 days by the Company without liability for any penalty or severance payment;

          (c) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than $50,000 each;

          (d) any other contracts or agreements creating any obligations of the Company of $50,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

          (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

          (f) any contract or agreement involving more than $50,000 which by its terms does not terminate or is not terminable without penalty by the Company or its successors within one year after the date hereof;

          (g) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

          (h) any contract with any sales agent or distributor of products of the Company;

          (i) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

          (j) any contract or agreement for the purchase of any fixed asset for a price in excess of $100,000 whether or not such purchase is in the ordinary course of business;

          (k)  any material license agreement (as licensor or licensee);

          (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money;

          (m) any contract or agreement with any officer, employee, director or stockholder of the Company (other than the Company's standard Confidentiality and Invention

Assignment Agreements) or with any persons or organizations controlled by or affiliated with any of them; or

          (n) any contract or subcontract involving the sale of goods or services to the United States or any foreign government.

     Except as set forth in SCHEDULE 2.15, the Company is not in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule and the Management has no knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default; provided, however, that from time to time the milestones set forth in the development agreements listed on SCHEDULE 2.15 hereto are not met in the ordinary course but there are no threatened claims, other than have been disclosed.

     2.16 LITIGATION. SCHEDULE 2.16 hereto lists all currently pending litigation and governmental or administrative proceedings or investigations to which the Company is a party. Except for matters described in SCHEDULE 2.16, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Management, threatened against the Company or its affiliates which may have any material adverse effect on the properties, assets, prospects, financial condition or business of the Company or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, SCHEDULE 2.16 sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

     2.17 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 2.17 hereto, the Company is in compliance in all material respects with all applicable statutes, ordinances, orders, judgements, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or to the conduct of its business, and the Company has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

     2.18 INSURANCE. The Company is insured to the extent disclosed in SCHEDULE
2.18 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof.

     2.19 WARRANTY OR OTHER CLAIMS. There are no asserted or, to the knowledge of the Management, threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company for products or services which are defective or fail to meet any product or service warranties except as disclosed in SCHEDULE 2.19 hereto. Other than as set forth on SCHEDULE 2.19, no claim has been asserted against the Company for renegotiation or price redetermination of any business transaction, and, to the knowledge of the Management, there are no facts upon which any such claim could be based.

     2.20 POWERS OF ATTORNEY. Except as set forth in SCHEDULE 2.20, neither the Company, any Principal Stockholder or Dennis Cocco has granted any outstanding power of attorney.

     2.21 FINDER'S FEE. Except for the fee payable by the Company to Sutro & Company, the Company has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

     2.22 PERMITS; BURDENSOME JUDGMENTS, ETC. SCHEDULE 2.22 lists all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for the Company to conduct its business. The Company has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety or buildings. Except as disclosed in SCHEDULE 2.22 or in any other Schedule hereto, the Company is not subject to or bound by any judgment, decree or order which may materially and adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or properties.

     2.23 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of the Company accurately record all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company, as made available to Buyer for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Buyer pursuant to this Agreement.

     2.24 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in SCHEDULE
2.24 hereto, neither the Company, any Stockholder, officer or director of the Company or, to the knowledge of the Management, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Company, or any organization which has a material contract or arrangement with the Company.

     2.25 EMPLOYEE BENEFIT PROGRAMS.

          (a) SCHEDULE 2.25 lists every Employee Program (as defined below) that has been maintained (as defined below) by the Company at any time during the three-year period ending on the Closing date.

          (b)  Each Employee Program which has ever been maintained by the

Company and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). To the knowledge of the Management, no event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

          (c) The Management does not know and has no reason to know, of any failure of any party to comply in all material respects with any laws applicable to the Employee Programs that have been maintained by the Company. With respect to any Employee Program ever maintained by the Company, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to the Company, Buyer Sub or Buyer. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program except such proceeding that would not have a material adverse effect on the Company.

          (d) Except as disclosed in SCHEDULE 2.25, neither the Company nor any Affiliate (as defined below) (i) has ever maintained any Employee Program which has been subject to title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by law) or has ever promised to provide such post-termination benefits.

          (e) With respect to each Employee Program maintained by the Company within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered or made available to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended;
(ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for Buyer to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

          (f)  For purposes of this section:

               (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

               (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

               (iii)An entity is an "Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

               (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     2.26 ENVIRONMENTAL MATTERS.

          (a) Except as set forth in SCHEDULE 2.26 hereto, (i) the Company has not ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of by the Company or, to the knowledge of the Management, by any other party at any site presently or formerly owned, operated, leased, or used by the Company, or to the knowledge of the Management, has ever been located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported by the Company or, to the knowledge of the Management, by any other party, from any site presently or formerly owned, operated, leased, or used by the Company for treatment, storage, or disposal at any other place; (iv) the Company does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company in connection with the presence of any Hazardous Material.

          (b) Except as set forth in SCHEDULE 2.26 hereto, (i) the Company has no liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) the Company, any property owned, operated, leased, or used by it, and any facilities and operations thereon, are presently in compliance, in all material respects, with all applicable Environmental Laws; (iii) the Company has not ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any notice, demand letter or administrative inquiry with respect to any environmental or health and safety matter or the enforcement of any Environmental Law.

          (c) Except as set forth in SCHEDULE 2.26 hereto, no site operated, leased, or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation; PROVIDED, HOWEVER, that the Management has not made any independent survey (except as set forth in the SECOR report) or done any testing to determine if such materials were or are present.

          (d) The Company has made available to Buyer copies of all material documents, records, and information in the possession or control of the Company concerning any environmental or health and safety matter relevant to the Company, whether generated by the Company or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (e) For purposes of this SECTION 2.26, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof or previously enforced; and (iv) "Company" shall mean and include Company and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

     2.27 LIST OF DIRECTORS AND OFFICERS. SCHEDULE 2.27 hereto contains a true and complete list of all current directors and officers of the Company. In addition, SCHEDULE 2.27 hereto contains a list of all managers, employees and consultants of the Company who, individually, have received or are scheduled to receive compensation from the Company for the fiscal year ending June 30, 1998. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

     2.28 DISCLOSURE. The representations, warranties and statements of the Company, the Principal Stockholders and the Management contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

     2.29 NON-FOREIGN STATUS. The Company is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

     2.30 BACKLOG. As of the date indicated in SCHEDULE 2.30, the Company has reflected in its books and records purchase orders for the sale or lease of products or services, for which revenues have not been recognized by the Company, as set forth in SCHEDULE 2.30.

     2.31 EMPLOYEES; LABOR MATTERS. The Company employs a total of approximately 52 full-time employees and no part-time employees and generally enjoys good employer-employee relationships taken as a whole. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither the Company nor Buyer will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments (except for accrued benefits), except as set forth in SCHEDULE 2.31. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. Except as disclosed in SCHEDULE 2.26, the Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the knowledge of the Management, threatened against or involving the Company. There is no active campaign for unionization targeting the employees of the Company. There are no grievances, complaints or charges that have been filed against the Company under any formal dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the

Company or the conduct of its business, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. The Company has not received any actual notice indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

     2.32 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. SCHEDULE 2.32(a) sets forth any customer, sales representative or distributor (whether pursuant to a commission, royalty or other arrangement) which accounts for more than 5% of the sales of the Company from July 1, 1997 through June 9, 1998 (collectively, the "Customers and Distributors"). SCHEDULE 2.32(b) lists all of the suppliers of the Company to whom the Company has made payments aggregating $100,000 or more from November 1, 1997 through June 9, 1998, to date, showing, with respect to each, the name, address and dollar volume involved (the "Suppliers"). To the knowledge of the Management, except as set forth on SCHEDULE 2.32, the relationships of the Company with its Customers, Distributors and Suppliers are good commercial working relationships. Except as set forth on SCHEDULE 2.32, no Customer, Distributor or Supplier has canceled, materially modified, or otherwise terminated its relationship with the Company, or has during the last twelve months decreased materially its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company, nor to the knowledge of the Management, does any Customer, Distributor or Supplier have any plan or intention to do any of the foregoing.

     2.33 TRANSFER OF SHARES. No holder of stock of the Company has at any time transferred any of such stock to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

     2.34 STOCK REPURCHASE. Except as set forth on SCHEDULE 2.34, the Company has not redeemed or repurchased any of its capital stock.

SECT65535ON 3. INTENTIONALLY OMITTED.

SECT65535ON 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

     4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company, the Principal Stockholders and Dennis Cocco to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to the Company, the Principal Stockholders and Dennis Cocco contained in this Section 4.

     4.2 ORGANIZATION OF BUYER AND BUYER SUB. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts and Buyer Sub is a corporation duly organized, validly existing and in good standing under the laws of California, and each has full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     4.3 AUTHORITY OF BUYER AND BUYER SUB. Buyer and Buyer Sub each has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer and Buyer Sub pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer and Buyer Sub of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and Buyer Sub and no other action on the part of Buyer or Buyer Sub is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer and Buyer Sub pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer and Buyer Sub enforceable in accordance with their terms. The execution, delivery and performance by Buyer and Buyer Sub of this Agreement each such agreement, document and instrument:

               (i) does not and will not violate any provision of the Articles of Organization (or other charter document) or by-laws of Buyer or Buyer Sub;

               (ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Buyer or Buyer Sub or require Buyer or Buyer Sub to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

               (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement mortgage, lease, permit, order, judgment or decree to which Buyer or Buyer Sub is a party and which is material to the business and financial condition of Buyer and Buyer Sub and its parent and affiliated organizations on a consolidated basis.

     4.4 LITIGATION. There is no litigation pending or, to its knowledge, threatened against Buyer or Buyer Sub which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     4.5 FINDER'S FEE. Except for the fee payable by Buyer to Needham & Company, neither Buyer nor Buyer Sub has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

     4.6 OPTION SHARES. The shares of Buyer's Common Stock, par value $.01 per share, to be issued upon the exercise of the options to purchase Buyer's Common Stock to be issued pursuant to Section 1.9 hereof, have been reserved for issuance and when issued in accordance with their terms will be validly issued, fully paid and non-assessable.


SECT65535ON 5. CONDITIONS.

     5.1 CONDITIONS TO THE OBLIGATIONS OF BUYER AND BUYER SUB. The obligation of Buyer and Buyer Sub to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, on or prior to the Agreement Date, of the following conditions precedent:

          (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company, the Management and the Principal Stockholders contained in this Agreement shall be true and correct as of the Agreement Date and the Merger Effective Date; and the Company, the Management and each of the Principal Stockholders shall, on or before the Agreement Date, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

          (b) APPROVAL OF BUYER'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar LLP as counsel for Buyer, and such counsel shall have received on behalf of Buyer such other certificates, opinions, and documents in form satisfactory to such counsel, as Buyer may reasonably require from the Company, the Management and the Principal Stockholders to evidence compliance with the terms and conditions hereof as of the Agreement Date and the correctness as of the Agreement Date of the representations and warranties of the Principal Stockholders, Management and the Company.

          (c) OPINION OF COUNSEL. On the Agreement Date, Buyer shall have received from The Busch Firm, counsel for the Company and Dennis Cocco, an opinion as of said date, as to the matters set forth in EXHIBIT E hereto and as otherwise reasonably satisfactory to Buyer.

          (d) NO LITIGATION. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, the Company or Stockholders or any material adverse change in the laws or regulations applicable to the Company.

          (e) CONSENTS. Except for filings required pursuant to this Agreement, the Company, Management or the Principal Stockholders shall have made, prior to the Agreement Date, all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company or the Stockholders in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company by Buyer subsequent to the Closing; and the Company, the Management, the Principal Stockholders and Buyer shall have received, prior to the Agreement Date, all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

          (f) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. On or prior to the Agreement Date, Dennis Cocco shall have executed and delivered to Buyer an Employment Agreement and a Non-Competition Agreement, to be effective as of the Merger Effective Date, in substantially the form of EXHIBIT F and EXHIBIT G, respectively.

          (g) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. On or prior to the Agreement Date, Dave Adams shall have executed and delivered to Buyer an Employment Agreement and a Non-Competition Agreement, to be effective as of the Merger Effective Date, in substantially the form of EXHIBIT H and EXHIBIT I, respectively.

          (h) OPTIONS. On or prior to the Agreement Date, the Company shall provide evidence reasonably satisfactory to Buyer that all options issued and outstanding under the Stock Option Plan for Key Employees of the Company (the "Option Plan") have been either accelerated or canceled in accordance with their terms.

          (i) ACQUISITION AUDIT. On or prior to the Agreement Date, Buyer shall have received a satisfactory report from Arthur Andersen LLP with respect to the physical inventory of the Company to be performed by the Company and observed by Arthur Andersen LLP as of the date hereof.

          (j) BUSINESS RELATIONS. On or prior to the Agreement Date, Buyer shall be reasonably satisfied with the personal interviews with the Customers, Distributors and Suppliers.

          (k) TERMINATION OF UCC'S. On or prior to the Agreement Date, all financing statements (as such term is defined under the California Uniform Commercial Code) filed against the Company shall have been terminated, except as to the equipment leases set forth in SCHEDULE 2.6(b).

          (l) TERMINATION OF SECURITY AGREEMENTS. On or prior to the Agreement Date (but subject to the consummation of the Merger) all security agreements identified on SCHEDULE

2.6(b) or in the Base Balance Sheet (including, without limitation, (i) the Security Agreement made as of February 14, 1996 by and between the Company and The Busch Firm, (ii) the Security Agreement made as of February 5, 1996 by and between the Company and Michael S. Crossley and (iii) the Security Agreement made as of February 5, 1996 by and between the Company and Dennis P. Cocco and Jill Cocco) shall have been terminated.

          (m) TERMINATION OF INDEMNIFICATION AGREEMENT. On or prior to the Agreement Date, (but subject to the consummation of the Merger), the Indemnification Agreement made as of February 5, 1996 by and between the Company and Dennis P. Cocco and Jill Cocco shall have been terminated.

          (n) TERMINATION OF TAX LIEN. On or prior to the Agreement Date, the tax lien in favor of the Internal Revenue Service on the assets of the Company in the amount of approximately $95,000 shall have been released and discharged.

          (o) PAYMENT OF PROMISSORY NOTE. The unsecured promissory note issued on February 1, 1997 by Dennis P. Cocco to the Company in the principal amount of up to $1,000,000, payable on January 31, 2007, shall have been paid in full immediately prior to the Closing Date or arrangements reasonably satisfactory to Buyer shall have been made for payment of such note to be made in connection with or immediately following the Closing.

          (p) STOCKHOLDER APPROVAL. Prior to the Agreement Date, the Company shall have either (i) duly called a meeting of the Stockholders at which no more than one stockholder, (which stockholder shall not be any of the Principal Stockholders, Michael Adams, James Kellis or Mike Crossley), failed to vote in favor of the Merger (either by voting against the Merger, abstaining or not attending such meeting) or (ii) obtained the unanimous written consent of the Stockholders to the Merger.

          (q)  TAX GOOD STANDING CERTIFICATE.  Prior to the
Agreement Date, the Company shall have obtained from the California Franchise Tax Board a Tax Good Standing Certificate.

          (r) RELEASE. Prior to the Agreement Date, any employee of the Company who receives options to purchase the common stock, par value $.01 per share, of Buyer pursuant to Section 1.10 shall execute a release of all claims against the Company and the Principal Stockholders in a form reasonably satisfactory to Buyer.

     5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY, THE PRINCIPAL STOCKHOLDERS AND DENNIS COCCO. The obligation of the Company, the Principal Stockholders and Dennis Cocco to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, on or prior to the Agreement Date, of the following conditions precedent:

          (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer and Buyer Sub contained in this Agreement shall be true and correct as of the Agreement Date and the Merger Effective Date; and Buyer and Buyer Sub shall, on or before the Agreement Date, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing

          (b) APPROVAL OF THE COMPANY'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this agreement shall have been approved by The Busch Firm as counsel for the Company and Dennis Cocco, and such counsel shall have received on behalf of the Company and Dennis Cocco such other certificates, opinions and documents in form satisfactory to such counsel as the Company may reasonably require from Buyer or Buyer Sub to evidence compliance with the terms and conditions hereof as of the Agreement Date and the correctness as of the Agreement Date of the representations and warranties of Buyer and Buyer Sub.

          (c) NO LITIGATION. There shall have been no determination by the Company, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Buyer, Buyer Sub, the Company, or any Stockholder.

          (d) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. On or prior to the Agreement Date, Buyer shall have executed and delivered to Dennis Cocco an Employment Agreement and a Non-Competition Agreement, effective as of the Merger Effective Date, in substantially the form of EXHIBIT F and EXHIBIT G, respectively.

          (e) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. On or prior to the Agreement Date, Buyer shall have executed and delivered to Dave Adams an Employment Agreement and a Non-Competition Agreement, effective as of the Merger Effective Date, in substantially the form of EXHIBIT H and EXHIBIT I, respectively.

          (f) OPTIONS. Prior to the Agreement Date, the issuance of all options contemplated by Section 1.10 shall have been approved by Buyer and Buyer shall have reserved for issuance shares of Buyer's common stock which may be issued upon the exercise of such options.

          (g) OPINION OF COUNSEL. On the Agreement Date, the Company shall have received from Lori M. Henderson, Vice President and Corporate Counsel of Buyer, an opinion as of said date, as to the matters set forth in EXHIBIT J hereto and as otherwise reasonably satisfactory to the Company.

          (h) TAX CLEARANCE CERTIFICATE. On the Agreement Date, Buyer Sub shall have obtained from the California Franchise Tax Board a Tax Clearance Certificate.

SECT65535ON 6. TERMINATION OF AGREEMENT.

     6.1 TERMINATION. Subject to Section 6.2, this Agreement may be terminated only by mutual written consent of all of the parties to this Agreement.

     6.2 FAILURE TO MERGE. In the event (i) the Secretary of State of California fails to accept for recording or filing the Agreement of Merger filed by the parties in connection with the Merger on or prior to July 17, 1998, (ii) the Secretary of State of California requires substantial changes to such Agreement of Merger before such Agreement of Merger will be accepted for recording or filing and (iii) Buyer determines in good faith that such changes are unreasonable and will require material changes to the terms of this Agreement and Buyer notifies the Company and the Principal Stockholders of such determination, then this Agreement shall terminate immediately. The parties will use commercially reasonable effort to promptly address changes required by the California Secretary of State, including filing revised agreements of merger and officers certificates, unless the changes are as described in clause (ii) above.

     6.3 EFFECT OF TERMINATION. All obligations of the parties hereunder shall cease upon any termination pursuant to this Section 6, provided, however, that
(i) the provisions of this Section 6, Section 9.1 and Section 9.9 hereof shall survive any such termination of this Agreement and (ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its conditions or agreements contained herein.

SECTION 7. RIGHTS AND OBLIGATIONS SUBSEQUENT TO AGREEMENT DATE AND CLOSING.

     7.1 CONDUCT OF BUSINESS. From and after the Agreement Date until the Closing Date, the Company agrees that it will conduct its business in the ordinary course and consistent with past practices and that the Board of Directors of the Company will take no action without the prior approval of Buyer.

     7.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations, warranties, agreements and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; PROVIDED, HOWEVER, that such representations and warranties shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 8 shall expire. The sole remedy for a breach of such representation and warranty under the Agreement shall be a claim for indemnification pursuant to Section 8.

     7.3 REPAYMENT OF PROMISSORY NOTES. Buyer will pay and discharge within 45 days following the Closing the following promissory notes: Promissory Notes, each dated April 1, 1996, payable to the order of Steve Willing in the original principal amounts of $250,000 and $139,778.

     7.4 BENEFITS TO COMPANY EMPLOYEES. Within a reasonable time following the Closing, employees of the Company shall be entitled to comparable benefits and remuneration as if such employees were, following the Closing, employed directly by Buyer on a basis consistent with the title and responsibility of such employee, taking into account the local markets. In addition, each such employee shall receive service credit for the time such employee was employed by the Company prior to the Closing.

     7.5  TAX RETURNS.

          (a) Following the Closing, Buyer and Dennis Cocco shall have joint control over the preparation and filing of tax returns for the Surviving Corporation for all pre-closing periods, which returns shall be filed in good faith and in a timely manner. Such tax returns shall be prepared by a big four accounting firm mutually selected by Buyer and Dennis Cocco and any legal matters or tax disputes arising in connection with such tax returns shall be handled by a law firm to be mutually selected by Buyer and Dennis Cocco.

          (b) Buyer agrees that it shall not make any election with respect to taxes or amend any previously filed tax return of the Company without first discussing such election or amendment with Dennis Cocco; PROVIDED, HOWEVER, that this Section 7.4(b) shall not prohibit the Company from making an election with respect to taxes or filing any amendment to a previously filed tax return if such election or amendment is (i) required by the Code and the rules promulgated thereunder or (ii) at the direction of the Internal Revenue Service in connection with an audit of Buyer or the Surviving Corporation.

          (c) Each Principal Stockholder agrees that he shall not make any election with respect to taxes or amend any previously filed tax return of such Principal Stockholder without first discussing such election or amendment with Buyer if such election or amendment shall adversely affect the tax reporting of Buyer or the Surviving Corporation; PROVIDED, HOWEVER, that this Section 7.4(c) shall not prohibit a Principal Stockholder from making an election with respect to taxes or filing any amendment to a previously filed tax return if such election or amendment is (i) required by the Code and the rules promulgated thereunder or (ii) at the direction of the Internal Revenue Service in connection with an audit of such Principal Stockholder.

     7.6 FURTHER ASSURANCES. The parties agree that from time to time they shall execute and deliver such further documents, and perform such further acts, as may be necessary to comply with the terms of this Agreement.

SECT65535ON 8.  INDEMNIFICATION.

     8.1 INDEMNIFICATION BY THE COCCO ENTITIES. The Cocco Entities jointly and severally agree subsequent to the Closing to indemnify and hold the Company, Buyer, Buyer Sub and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing, subject to the provisions below) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

          (a) fraud, intentional misrepresentation or a deliberate or wilful breach by the Company, the Management or any Principal Stockholder of any of their representations or warranties under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto (collectively, "Fraud Claims");

          (b) any breach of the representations and warranties (other than the representation and warranty of Dave Adams with respect to the Shares owned by him in Section 2.3(b)) set forth in Section 2.3(a) and 2.3(b) (collectively, "Capitalization Claims");

          (c)  any breach of the representations and warranties set forth in
Section 2.8 hereof (collectively, "Tax Claims");

          (d)  any breach of the representations and warranties set forth in
Section 2.26 hereof (collectively, "Environmental Claims"); and

          (e) other than Fraud Claims, Capitalization Claims, Tax Claims, and Environmental Claims, any other breach of any representation or warranty of the Company or the Management under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations or warranties ("General Claims").

     8.2 LIMITATIONS ON INDEMNIFICATION BY THE COCCO ENTITIES. Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under
Section 8.1 shall be subject to the following provisions:

          (a) No indemnification shall be payable to any Buyer Indemnified Party with respect to Environmental Claims and General Claims, unless the total of all claims for indemnification pursuant to such claims shall exceed $237,000 in the aggregate (the "Deductible"), and the only amount payable by the Cocco Entities pursuant to such claims is the amount, if any, over the Deductible;

          (b) No indemnification shall be payable to a Buyer Indemnified Party with respect to General Claims made after the date that is eighteen (18) months following the Closing Date (the "General Claims Indemnification Cut-Off Date");

          (c) No indemnification shall be payable to a Buyer Indemnified Party with respect to Tax Claims or Environmental Claims made after the date that the statute of limitations applicable to such claim shall have expired;

          (d) The aggregate amount to be payable by the Cocco Entities to all Buyer Indemnified Parties with respect to Environmental Claims and General Claims shall be limited to $4,500,000 in the aggregate; and

          (e) The aggregate amount to be payable by the Cocco Entities to all Buyer Indemnified Parties with respect to Capitalization Claims and Tax Claims shall be limited to the aggregate amount received by the Cocco Entities and the Saint Anne School pursuant to Section 1.2 hereof, less amounts paid pursuant to
Section 8.2(d).

     8.3 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold the Stockholders (individually a "Stockholder Indemnified Party" and collectively the "Stockholder Indemnified Parties") harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

     8.4 LIMITATION ON INDEMNIFICATION BY BUYER. Notwithstanding the foregoing, the right of Stockholder Indemnified Parties to indemnification under
Section 8.3 shall be subject to the following provisions:

          (a) No indemnification pursuant to Section 8.3 shall be payable to the Stockholders, unless the total of all claims for indemnification pursuant to
Section 8.3 shall exceed $100,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof;

          (b) No indemnification shall be payable to the Stockholders with respect to claims asserted pursuant to Section 8.3 above after the General Claims Indemnification Cut-Off Date.

     8.5 INDEMNIFICATION BY DAVE ADAMS. David Adams agrees to indemnify and hold the Buyer Indemnified Parties harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing, subject to the provisions below) which may be sustained or suffered by any of them arising out of or based upon any breach of the representation and warranty with respect to the shares owned by him set forth in Section 2.3(b). The aggregate amount to be payable by Dave Adams to all Buyer Indemnified Parties pursuant to this
Section 8.5 shall be limited to the amount received by Dave Adams pursuant to
Section 1.2 hereof.

     8.6 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. Following a claim for indemnification (except with respect to a claim asserted by a third party), the parties agree to submit to mediation with respect to such claim in Boston, Massachusetts with a mediator chosen by the indemnified party and reasonably acceptable to the indemnifying party; PROVIDED, HOWEVER, that if no resolution is reached with respect to such claim within 30 days following the first mediation meeting, the parties are no longer obligated to pursue such mediation. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 30 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 45 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party; and provided further that no settlement with respect to such claim shall be made without the mutual consent of the indemnified and indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

     8.7 SATISFACTION OF COCCO ENTITIES INDEMNIFICATION OBLIGATIONS. In order to satisfy the indemnification obligations of the Cocco Entities, a Buyer Indemnified Party shall have the right (in addition to collecting directly from the Cocco Entities) to set-off its indemnification claims against any amounts due to Dennis Cocco pursuant to the Non-Competition Agreement by and between Buyer and Mr. Cocco; PROVIDED, HOWEVER, that during the time any such indemnification claim is pending, any amounts owed by Buyer to Mr. Cocco pursuant to such Non-Competition Agreement shall be paid to an interest bearing account with an independent escrow agent, selected by Buyer and reasonably agreed to by Mr. Cocco, pursuant to an escrow agreement, the terms of which shall be mutually agreeable, and Buyer shall have the right to apply such funds to the satisfaction of such indemnification claim only following the final adjudication of such claim. Any balance remaining in such escrow account following the final adjudication and payment of such claim shall be paid to Mr. Cocco.

SECT65535ON 9.  MISCELLANEOUS.

     9.1  FEES AND EXPENSES.

          (a) Subject to Section 9.1(c), each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Company, the Management or the Principal Stockholders relating in any way to the Merger hereunder and the transactions contemplated hereby (other than in-house Company costs, such as travel), including without limitation legal, accounting or other professional expenses of the Company or Stockholder, shall be charged to or paid by the Company or Buyer.

          (b) Subject to Section 9.1(c), the Stockholders will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Company Shares to Buyer as contemplated by this Agreement, including without limitation, all transfer taxes and charges applicable to such transfer.

          (c) Notwithstanding anything else herein to the contrary, at the Closing Buyer will assume the following fees and expenses payable by the Company or any of the Stockholders: (i) the fees and expenses of Sutro & Company, not to exceed $100,000 and (ii) the reasonable fees and expenses of The Busch Firm, not to exceed $150,000 and not to include the fees and expenses relating to any personal estate or tax planning services performed by The Busch Firm on behalf of Dennis Cocco, Jill Cocco or the family or an affiliated entity of either of them.

     9.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

     9.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:                     CP Clare Corporation
                              78 Cherry Hill Drive
                              Beverly, MA 01915-1048
                              Fax:  (508) 524-4913
                              Attn: Arthur R. Buckland

With a copy to:               Goodwin, Procter & Hoar  LLP
                              Exchange Place
                              Boston, MA  02109
                              Fax:  (617) 523-1231
                              Attn:  Stuart M. Cable

TO COMPANY:                   c/o Dennis Cocco
                              4 Little Pond
                              Laguna Niguel, CA 92677

With a copy to:               THE BUSCH FIRM
                              2532 Dupont Drive
                              Irvine, CA  92715
                              Fax:  (949) 474-7732
                              Attn: Timothy R. Busch

TO DENNIS COCCO:              Dennis Cocco
                              4 Little Pond
                              Laguna Niguel, CA 92677

With a copy to:               THE BUSCH FIRM
                              2532 Dupont Drive
                              Irvine, CA  92715
                              Fax:  (949) 474-7732
                              Attn: Timothy R. Busch

TO DAVE ADAMS:                Dave Adams
                              24871 Crown Royale

                              Laguna Niguel, CA 92677

With a copy to:               Joseph Carruth, Esq.
                              Rutan and Tucker LLP
                              611 Anton Blvd., Ste. 1400
                              Costa Mesa, CA 92626
                              Fax: (949) 546-9035

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

     9.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

     9.5 ASSIGNABILITY; BINDING EFFECT. This Agreement shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer upon written notice to the Company and the Stockholders. This Agreement may not be assigned by the Stockholders or the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     9.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

     9.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     9.8 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance

     9.9 PUBLICITY AND DISCLOSURES. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this

Agreement without the prior knowledge and written consent of Buyer and the Company, other than as required by law. The parties will agree on a form of press release to be issued following the close of business on the Agreement Date.

     9.10 CONSENT TO JURISDICTION. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Massachusetts for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought and agrees that, with respect to a claim for indemnification against any Principal Stockholder or the Cocco Entities with respect to a Fraud Claim, Capitalization Claim or Tax Claim, the federal or state courts of Massachusetts shall be the appropriate venue (unless, in the case of a third party claim, the parties are unable to change the venue of such claim to Massachusetts). With respect to all other claims for indemnification against the Cocco Entities, none of the Cocco Entities shall be deemed to have waived its right to assert an argument of forum non conveniens, or similar argument, with respect to such claim.

     9.11 SPECIFIC PERFORMANCE. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement, the non-breaching party shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to the breaching party.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                   BUYER:

                                   CP CLARE CORPORATION


                                   By: /s/ Michael J. Ferrantino
                                       -------------------------
                                       Name:  Michael J. Ferrantino
                                       Title: Vice President and Chief
                                              Operating Officer

                                   BUYER SUB:

                                   CLARE MICRONIX INTEGRATED
                                   SYSTEMS, INC.


                                   By: /s/ Michael J. Ferrantino
                                       --------------------------------------
                                        Name:  Michael J. Ferrantino
                                        Title: Vice President


                                   COMPANY:

                                   MICRONIX INTEGRATED SYSTEMS,
                                   INC.


                                   By: /s/ Dennis Cocco
                                       --------------------------------------
                                        Name:  Dennis Cocco
                                        Title:  President



                                   PRINCIPAL STOCKHOLDERS:

                                   Cocco Family Trust, dated April 30, 1997, as community property

                                       /s/ Dennis P. Cocco
                                       --------------------------------------
                                       Dennis P. Cocco, as Trustee


                                       /s/ Jill L. Cocco
                                       --------------------------------------
                                       Jill L. Cocco, as Trustee


                                   COCCO INVESTMENTS, LLC



                                   By: /s/ James J. Scheinkman
                                       --------------------------------------
                                       James J. Scheinkman, General Manager

                                       /s/ DAVE ADAMS
                                       -----------------------------------
                                       Dave Adams


                                       /s/ DENNIS COCCO
                                       -----------------------------------
                                       Dennis Cocco, individually

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit   A: Charter of Buyer Sub

          B: By-laws of Buyer Sub

          C: List of Stockholders, Stockholdings and Consideration to be Paid

          D: List of options to be granted following the Closing

          E. Form of Legal Opinion for Counsel to Company and Dennis Cocco

          F: Form of Employment Agreement (Cocco)

          G: Form of Non-Competition Agreement (Cocco)

          H: Form of Employment Agreement (Adams)

          I: Form of Non-Competition Agreement (Adams)

          J: Form of Legal Opinion of Corporate Counsel of Buyer

          K: Form of Agreement of Merger

Schedule    2.3(a)  Voting Agreements, etc.
            2.3(c)  Options
            2.4     Subsidiaries
            2.5     Encumbrances
            2.6(a)  Leased Real Property
            2.6(b)  Personal Property
            2.7     Financial Statements
            2.8     Tax Disclosures
            2.9     Affiliated Accounts Receivable
            2.10    Inventories
            2.11    Absence of Changes
            2.12    Business Not in the Ordinary Course
            2.13    Banking Arrangements
            2.14    Intellectual Property
            2.15    Contracts, etc.
            2.16    Litigation
            2.17    Compliance with Laws
            2.18    Insurance
            2.19    Warranty Claims
            2.22    Permits, Burdensome Agreements
            2.24    Transactions with Interested Persons

            2.25    Employee Benefit Programs
            2.26    Environmental Matters
            2.27    Officers and Directors
            2.30    Backlog
            2.31    Labor Matters
            2.32(a) Customers and Distributors
            2.32(b) Suppliers
            2.34    Stock Repurchases



                                                                       EXHIBIT C

          LIST OF STOCKHOLDERS, STOCKHOLDINGS AND MERGER CONSIDERATION


                                                                      MERGER
                                                                  CONSIDERATION
--------------------------------------------------------------------------------

                                                OWNERSHIP             CASH
    NAME AND ADDRESS OF                         OF COMPANY             AT
        STOCKHOLDER                               SHARES             CLOSING
--------------------------------------------------------------------------------
Dennis P. Cocco and Jill L. Cocco or            10,518,000       $11,422,284.95
Successor Trustee(s), as Trustees of                               ($632,546.56)
the Cocco Family Trust, dated                                    ---------------
April 30, 1997, as community property                            $10,789,738.39
--------------------------------------------------------------------------------
Saint Anne School                                  100,000       $   108,597.50
--------------------------------------------------------------------------------
Cocco Investments, LLC                           1,382,000       $ 1,500,817.44
--------------------------------------------------------------------------------
Dave Adams                                       1,433,914       $ 1,557,194.74
--------------------------------------------------------------------------------
Mike Crossley                                      383,336       $   416,293.31
--------------------------------------------------------------------------------
Craig Stodart                                       20,000       $    21,719.50
--------------------------------------------------------------------------------
Michael D. Adams                                    50,000       $    54,298.75
--------------------------------------------------------------------------------
Patrick Dennehey                                    50,000       $    54,298.75
--------------------------------------------------------------------------------
Bryon D. Romine                                     20,000       $    21,719.50
--------------------------------------------------------------------------------
Bret Burns                                          50,000       $    54,298.75
--------------------------------------------------------------------------------
Robert Maxwell                                      26,847       $    29,155.17
--------------------------------------------------------------------------------
Daniel R. Soucy                                     17,857       $    19,392.26
--------------------------------------------------------------------------------
Narasimham Patibandla                               25,000       $    27,149.37
--------------------------------------------------------------------------------
James Rollins                                       34,684       $    37,665.96
--------------------------------------------------------------------------------
Shunsaku Ueda                                       20,000       $    21,719.50
--------------------------------------------------------------------------------
James T. Kellis                                    362,500       $   393,665.93
--------------------------------------------------------------------------------
Jim Everitt                                         20,000       $    21,719.50
--------------------------------------------------------------------------------
Dennis Wittman                                      25,000       $    27,149.37
--------------------------------------------------------------------------------
Leah Ferracone                                      10,000       $    10,859.75
--------------------------------------------------------------------------------
TOTAL:                                          14,549,138       $   15,800,000
--------------------------------------------------------------------------------


                                                                       EXHIBIT D

     List of options to purchase shares of Buyer to be granted immediately following the Closing

          NAME OF EMPLOYEE                   OPTIONS TO BE GRANTED
          ----------------                   ---------------------

          Dennis Cocco                           240,000
          Dave Adams                              75,000
          Michael Adams                           18,000
          Michael Crossley                        20,000
          James Kellis                            30,000
          Bret Burns                              18,000
          James Everitt                           13,000
          Narasimham Patibandla                   13,000
          Patrick Dennehey                        13,000
          Shunsaku Ueda                            8,250
          Craig Stodart                            8,250
          Keh-Chee Jen                             5,000
          Claus Sonderman                          1,500
          Robert Maxwell                          13,000
          Khampouth Pabmixay                         500
          Jeannette Rondas                           500
          Larry Dake                               5,000
          Daniel Soucy                             5,000
          Jose Alvarez                             1,000
          Byron Romine                             5,000
          Vernon Henson                            1,000
          Leah Ferracone                           5,000
          Brent Evans                                500
          Colleen Jones                              500